FOR IMMEDIATE RELEASE

Contact:  Donald A. Wright, President/CEO
          Nick A. Gerde, Vice President/CFO
          Phone:  (509) 664-8000    Fax:  (509) 664-6868

          Richmont Consulting International
          Edda Brown, President
          Sean Collins, Account Executive
          Phone:  (213) 658-8088    Fax:  (213) 658-9075


                    PACIFIC AEROSPACE & ELECTRONICS ACQUIRES
                         NORTHWEST TECHNICAL INDUSTRIES


Wenatchee, Washington, April 30, 1997. Pacific Aerospace & Electronics, Inc. (NASDAQ: "PCTH" and "PCTHW") announced today that it has acquired all of the assets of Northwest Technical Industries, Incorporated for approximately $2.0 million in the Company's common stock. The Company will operate NTI as part of its electronics group under the name "Northwest Technical Industries, Inc."

NTI manufactures explosively formed and clad dissimilar metals and is a supplier to other companies in the Company's electronics group. NTI was founded by Alan
W. Hare in 1970, and currently has around 25 employees. The Company plans to continue NTI's operations in Sequim, Washington, and Mr. Hare will stay on as NTI's Vice President, Operations.

President & CEO Don Wright said: "NTI is a welcome addition to the Pacific Aerospace & Electronics family of companies. NTI is both profitable and growing, and its acquisition has furthered our strategy to vertically integrate our technologies and production capabilities. We are excited about the synergies possible between NTI and the other Pacific Aerospace & Electronics companies. We are very fortunate to have Alan Hare stay with NTI to run its day-to-day operations, and we look forward to working with him and his staff."



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Pacific Aerospace & Electronics, Inc. develops, manufactures, markets and sells a broad range of precision components and electronic assemblies designed to operate with a high degree of reliability in harsh environments such as the ocean, space and the human body. The Company has two operational and marketing units. In addition to NTI, the electronics group includes Pacific Coast Technologies, Inc., an electronic packaging and connector company, and Ceramic Devices, Inc., a manufacturer of ceramic filtering devices. The aerospace group includes Cashmere Manufacturing Co., Inc., a precision machining company, and Morel Industries, Inc., an aluminum casting company. Markets served by the Company include the aerospace, space, defense, medical, energy, transportation and general electronics industries.

The Company's common stock trades on the NASDAQ National Market System under the symbol "PCTH," and its warrants trade under the symbol "PCTHW."